EXHIBIT 5.2

Morgan, Lewis & Bockius LLP
101 Park Avenue

New York, NY 10178

March     , 2010

Alma Maritime Limited

Pandoras 13

Glyfada 16672

Athens, Greece

Re:  Alma Maritime Limited, Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special United States counsel for Alma Maritime Limited., a Marshall Islands corporation (the “Company”), in connection with the filing of the registration statement on Form F-1 referenced above (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 11,250,000 shares of common stock, par value $0.001 per share, of the Company (and associated preferred stock purchase rights), pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as Representatives of the Underwriters.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated Bylaws of the Company; (c) the Stockholders Rights Agreement (the “Stockholder Rights Agreement”) made and entered into as of March [•], 2010 by and between the Company and American Stock Transfer & Trust Company, as Rights Agent.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion as follows:

To the extent governed by the laws of the State of New York, the Stockholder Rights Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law).

For purposes of the foregoing opinion we have assumed that the Stockholders Rights Agreement, under the laws of the Republic of the Marshall Islands, has been duly authorized, executed and delivered by the parties hereto and constitutes , their legal, valid and binding obligation enforceable against them in accordance with its terms.  We express no opinion with respect to compliance with, or the application or effect of, any laws or regulations relating to admiralty or the ownership or operation of shipping vessels to which the Company or any of its subsidiaries is subject or the necessity of any authorization, approval or action by, or any notice to, consent of, order of, or filing with, any governmental authority, pursuant to any such laws or regulations.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. In particular, we do not purport to pass on any matter governed by the laws of the Republic of the Marshall Islands, Greece, or England.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,